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                                                                  EXHIBIT 99
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[ZOLTEK logo]


FOR IMMEDIATE RELEASE                               NASDAQ NMS SYMBOL: "ZOLT"
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                  ZOLTEK PYRON SETS NEW STANDARD FOR SAFETY
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                            IN CHILDREN'S BEDDING
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         ST. LOUIS, MISSOURI -- MARCH 17, 2005 -- Zoltek Companies, Inc.
today reported that its fire-resistant Pyron(R) fiber has been selected by the Juvenile Products Division of Atlanta-based Simmons Company as its material of choice for a new line of super-safe cribs and mattresses for babies and small children. Zoltek is teamed with Leggett & Platt, Inc. in supplying the bedding material to Simmons.

         "Pyron is the key enabling material for a new family of flame-resistant products that will meet the strictest flammability standards and far exceed open flame safety performance mandated by regulations that currently are in effect or being considered for mattresses and bedding," said Zsolt Rumy, President, Chairman and CEO of Zoltek. "We are proud to be associated with Simmons Juvenile Products Division and Leggett & Platt in raising the bar and setting a new standard for safety in children's bedding."

         Leggett & Platt, the nation's leading supplier of components to the mattress and bedding industry, has a patent pending on a new class of flame-resistant products marketed under the PyroGon(R) name. PyroGon products are a blend of polyester and Pyron that have performed exceptionally well in testing and development. When subjected to an open flame, the overlaying polyester fibers rapidly retreat, leaving a layer of inert Pyron that acts as a flameproof shield against exothermic oxidation of the combustible material inside the mattress.

         "We believe the PyroGon material offers a 60-minute flame resistance solution at a 30-minute price point," Rumy said. "It represents a real breakthrough in product safety that could save thousands of lives every year, and yet it is economically competitive with chemically-treated bedding materials that do not meet the 60-minute standard and tend to become less safe over time as the chemical treatment erodes. By contrast, the flame resistance of PyroGon does not degrade over the entire lifetime of the bedding product."

         The law requiring flame-resistant mattresses is now effective in California, but enforcement may be postponed until the federally mandated standards are established in the near future. However, Rumy commented, "While it appears that chemically-treated fibers and some more expensive fibers can



[ZOLTEK logo]

Zoltek Pyron Sets New Standard For Safety In Children's Bedding
Page 2
March 17, 2005

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meet the minimum safety standards in the current California regulations, we believe that the segment of the market that is truly committed to incorporating an effective solution to the flame resistance problem at affordable price points is going to look to products containing Pyron."

         Zoltek currently manufactures and sells Pyron for various fire-retardant applications, including institutional mattresses and furniture. Zoltek began shipments of significant quantities of Pyron for this and other juvenile bedding applications.

                      FOR FURTHER INFORMATION CONTACT:

                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber and Technical Fiber Business Units are primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit, which the Company is pursuing plans to exit, manufactures and markets industrial materials.